EXHIBIT 99.1

                             [GOAMERICA LETTERHEAD]

CONTACT:

Investor Relations
Voice 201-996-1717
investors@goamerica.com

                  GOAMERICA ANNOUNCES STOCK REPURCHASE PROGRAM

Hackensack, NJ -May 20, 2004 -GoAmerica, Inc. (NASDAQ: GOAM and GOAMD) announced that its Board of Directors has authorized the repurchase of up to 500,000 shares of its Common Stock pursuant to a new stock buyback program. The program commences immediately and purchases will be made in the open market or otherwise, in the Company's discretion, from time to time, depending on market conditions.

The Company currently has approximately 16,147,580 shares of Common Stock outstanding.

ABOUT GOAMERICA

GoAmerica(R) is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R)--a GoAmerica service--is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.

The statements contained in this news release that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web" is also a trademark of GoAmerica. Other names may be trademarks of their respective owners.

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